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                                                                     Exhibit (j)


                        Consent of Independent Auditors





The Board of Trustees and Shareholders of
Aetna Variable Encore Fund:


We consent to the use of our report dated February 8, 2002, on the statement of assets and liabilities, including the portfolio of investments, of Aetna Money Market VP as of December 31, 2001, and the related statement of operations, statements of changes in net assets, and financial highlights for each of the years or periods presented, incorporated by reference in Post-Effective Amendment No. 49, to Registration Statement (No. 2-53038) on Form N-1A under the Securities Act of 1933.

We also consent to the references to our firm under the headings, "Financial Highlights" in the prospectus and "Independent Auditors" in the statement of additional information.


                                                 /s/  KPMG LLP


Hartford, Connecticut
April 17, 2002